Exhibit 10.1

Dear Dave:

This agreement (“Agreement”) sets forth the terms and conditions of your separation from EMC Corporation.

For purposes of this Agreement, “EMC” shall be deemed to include EMC Corporation, its predecessors, successors and assigns, their parents, affiliates and subsidiaries (including any corporation controlling, controlled by or under common control with EMC), and each of their past, present and future directors, officers, stockholders, agents and employees, both individually and in their official capacities.

For good and sufficient consideration, we agree as follows:

1.	Employment.

By mutual agreement, your employment with EMC will terminate effective April 1, 2007 (“Termination Date”). Through the Termination Date you agree to devote your full time and efforts to the performance of your duties as assigned by senior EMC management and to continue to abide by all of EMC’s policies and Business Conduct Guidelines. Effective on your Termination Date you will resign as President, EMC Customer Operations and Content Management and as Executive Vice President of EMC.

2.	Payments.

(a)	You will continue to receive your current base salary through your Termination Date and will be eligible for your Q1 2007 MBO bonus and Q1 2007 COPS and CMA Revenue and Contribution Profit Incentive bonus in accordance with the terms and conditions of those bonus programs. The bonus payments will be subject to all required statutory withholdings.

(b)	You will be paid for all unused vacation accrued through and until your Termination Date.

(c)	You will be reimbursed for all reasonable and necessary business expenses incurred through and until your Termination Date in accordance with EMC’s travel and expense reimbursement policies. Requests for reimbursement should be submitted by on or before April 30, 2007.

(d)	Except as specifically provided in this Agreement, you will not be eligible for any other compensation or payments.

Mr. David DeWalt

3.	Benefits.

Your eligibility to participate in EMC’s employee benefit plans and programs ceases effective on your Termination Date. You will be provided with information regarding your options to continue your coverage under various benefit plans including continued health coverage pursuant to COBRA.

4.	Equity Grants and Options.

(a)	EMC stock options and restricted stock awards you hold as of your Termination Date will continue to vest until all shares are fully vested as if your employment had not terminated; provided, however, that (1) the unvested portion of the restricted stock granted to you on July 22, 2005 shall vest on July 22, 2008; and (2) the restricted stock award granted to you on October 28, 2004 shall no longer be subject to vesting based upon the achievement of specified performance goals, and instead shall be subject only to the time-based vesting or restrictions set forth in the award. Options will terminate two years from their vesting date; provided, however, that options vested as of your Termination Date will terminate on March 31, 2009.

(b)	Except as set forth in Paragraph 4(a), all of the terms and conditions of EMC’s 2003 Stock Plan and the Documentum, Inc. 1993 Equity Incentive Plan, and the applicable grant and award agreements thereunder, shall continue in full force and effect. Without limiting the generality of the foregoing, in the event that you engage in any “Detrimental Activity” as defined in EMC’s 2003 Stock Plan, any options or restricted stock awards granted to you under the 2003 Stock Plan shall be subject to EMC’s right of cancellation and rescission as set forth in Section 6.7 thereof (“Cancellation and Rescission of Awards.”) Notwithstanding the foregoing, the “Detrimental Activity” provision will only apply to options or restricted stock that vest after April 1, 2007, and thereafter exercised.

5.	Employee Proprietary Information and Inventions Agreement

You acknowledge that you executed a Documentum Employee Proprietary Information and Inventions Agreement (“PIIA”) in April 1999, and that your obligations under the PIIA inured to the benefit of EMC as a result EMC’s acquisition of Documentum pursuant to Section 10.3 of the PIIA. You agree that the terms of the PIIA are, and shall continue to be, in full force and effect and are hereby ratified, confirmed in all respects, incorporated into and made a part of this Agreement by reference.

6.	Non-Solicitation.

In order to protect EMC’s trade secrets, good will and confidential information, you agree that for the twelve (12) month period following the Termination Date you will not, either on your own behalf or on behalf of any person or entity, hire any EMC employee unless such employee left EMC’s employment on or before March 29, 2007. Notwithstanding the foregoing, your hiring of Silvia Munoz will not be deemed a breach of this Agreement.

7.	Return of Company Materials.

You shall return to EMC and all EMC property including, without limitation, all “Company Documents” as set forth in Paragraph 5 of the PIIA, all EMC equipment, corporate credit cards, office and building keys, and identification badge.

Mr. David DeWalt

8.	Termination of Severance Agreement.

The Severance Agreement (“Change of Control Agreement”) between EMC and you, dated July 22, 2004, shall terminate upon the date that this Agreement is fully executed.

9.	Release of Claims.

(a)	In consideration of the benefits which you will receive pursuant to this Agreement, you hereby release, waive and discharge EMC from any and all claims, demands, causes of action, legal disputes, liabilities or damages of any nature whatsoever, both in law and equity, which you have had, now have, or may have in the future, whether or not either known to you now or discovered by you hereafter (collectively referred to as “Claims”), against EMC.

(b)	This general release of Claims includes, without limitation, all Claims relating to your employment and termination of employment with EMC, the compensation and benefits provided to you by EMC, all contract and tort Claims, all Claims for reinstatement, severance pay, attorney’s fees or costs, all Claims under the Age Discrimination in Employment Act, Older Workers Benefit Protection Act, Title VII of the Civil Rights Act, and Claims under all other local, state or federal non-discrimination, civil rights, and equal rights laws.

(c)	You agree to accept the provisions set forth in this Agreement in full satisfaction of all claims for compensation, benefits, or otherwise, which you may have against EMC. The parties agree that this provision is intended to release EMC from any and all liability to the fullest extent permitted by law.

(d)	Notwithstanding anything to the contrary contained herein, this release does not include and will not preclude (i) claims under the Employee Retirement Income Security Act (29 U.S.C. §1001 et seq.) for vested benefits under any qualified plan; (ii) claims for benefits under state workers’ compensation statutes; (iii) claims under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"); (iv) claims, actions, or rights arising under or to enforce the terms of this Agreement; and (v) claims that cannot be waived under applicable law.

(e)	You hereby agree that neither you nor any representative or agent will ever assert in any forum any claim as to which this release of claims may lawfully be applied.

(f)	You expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor.”

10.	Cooperation.

You agree to reasonably cooperate with EMC and its legal counsel in connection with the contemplation, prosecution and defense of all existing, past and future litigation or with any other legal matter about which you have knowledge or information and to make yourself available at mutually convenient times and reasonable locations. You further agree to execute and deliver at all

Mr. David DeWalt

times hereafter, upon the request of EMC, such instruments of transfer, resignations or other documents and take such other action, all as may be reasonably required by EMC to properly effectuate the actions contemplated by this Agreement. Your obligation to reasonably cooperate shall continue after your Termination Date. You will be reimbursed for all reasonable and necessary travel expenses incurred by you in connection with the performance of your obligations under this Paragraph.

11.	Breach.

(a)	In addition to EMC’s other rights and remedies, if you breach Paragraphs 4, 5, 6, 7, 9 or 10 of this Agreement all obligations of EMC under this Agreement shall immediately cease (except as required by law).

(b)	In the event that EMC believes that you are in breach of any obligation under any of the provisions set forth in Paragraph 11(a) above, EMC will provide you with written notice of such breach and will provide you with ten (10) business days to remedy such breach before enforcing its rights under this Agreement. All communications shall be directed to EMC’s Executive Vice President Human Resources, with a copy to EMC’s Executive Vice President and General Counsel.

(c)	Your employment with McAfee, Inc. will not be deemed a breach of your obligations under this Agreement, even if McAfee is or becomes a competitor of EMC. However, your employment as an officer, director, employee or consultant with an EMC competitor, other than McAfee, within twelve (12) months from your Termination Date shall be deemed a breach of this Agreement.

12.	Miscellaneous.

(a)	This Agreement sets forth the entire agreement between the parties and supersedes any oral or written agreements or representations by the parties including but not limited to the letter of agreement between EMC and you dated August 7, 2006. All modifications and changes to this Agreement must be set forth in a separate document signed by the parties hereto.

(b)	By signing this Agreement, you acknowledge that you are not relying on any representations of any representative of EMC concerning the meaning of this Agreement. In the event of any dispute, the terms of this Agreement will be given their fair meaning, and will not be construed strictly for or against either you or EMC. Equity awards under this Agreement shall be subject to applicable tax law. This Agreement shall be binding upon and inure to the benefit of each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns.

(c)	THIS AGREEMENT INCLUDES A RELEASE BY YOU OF CERTAIN RIGHTS, AND A COMMITMENT NOT TO SUE EMC FOR CERTAIN MATTERS. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT. YOU AGREE THAT EMC ALLOWED YOU SUFFICIENT TIME TO REVIEW THIS AGREEMENT AND TO CONSIDER THE CONSEQUENCES OF SIGNING IT. YOU ACKNOWLEDGE THAT YOU HAVE READ THIS AGREEMENT, THAT YOU UNDERSTAND ALL OF ITS PROVISIONS, AND THAT YOU ARE ENTERING INTO IT VOLUNTARILY.

(d)	You acknowledge that you have been given the opportunity, if you so desired, to consider this Agreement for twenty-one (21) days from your receipt before executing it. If you

Mr. David DeWalt

execute this Agreement before the twenty-one (21) day period expires, you acknowledge that you did so voluntarily and that you had the opportunity to consider the Agreement for the entire twenty-one (21) day period.

(e)	For a period of seven (7) days following the date you sign this Agreement, you may revoke the Agreement, and the Agreement shall not become effective or enforceable until the revocation period has expired. If you breach any of the conditions of the Agreement prior to the effective date of this Agreement, the offer of this Agreement will be withdrawn and your execution of the Agreement will not be valid.

(f)	If you choose to accept this Agreement, please sign it and return it to me within the twenty-one (21) days period.

Very truly yours, EMC CORPORATION

By:	/S/ JACK T. MOLLEN
Jack T. Mollen, Executive Vice President, Human Resources

Agreed to by:

/S/ DAVID G. DEWALT 4/10/07
David G. DeWalt Date